Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

VILLAGE BANK ENTERS GREATER WILLIAMSBURG MARKET

Village Bank and Trust Financial Corp. is pleased to announce its expansion into the Williamsburg market. William H. “Bill” Carr is the Peninsula Market President and will be leading the new venture. Located in New Town, this will be Village Bank’s tenth branch in the Commonwealth.

Bill Carr has lived and worked in the Williamsburg/Peninsula community for 30 years with leadership roles in SunTrust, Virginia Company Bank and Monarch Bank, where he most recently served as Peninsula President.  He has held board and officer roles on the City of Williamsburg Economic Development Authority, City of Williamsburg Board of Zoning Appeals, Greater Williamsburg Partnership, Peninsula Fine Arts Center, Virginia Living Museum, Hospice House and Support Care of Williamsburg, Bruton Parish Church and Kiwanis Club of Williamsburg.

Joining Bill is Michael D. Maddocks, a lifelong Williamsburg resident, who will serve as Senior Vice President with a focus on commercial banking. Mike most recently was the Williamsburg Community Executive for Middleburg Bank and, earlier, Old Point National Bank. He has served as a Private Client Advisor for SunTrust and is a retired Captain in the USNR. A graduate of Washington & Lee University and Walsingham Academy, he currently serves as a Trustee at Walsingham.

“We have been looking for the opportunity to enter Williamsburg and the broader Peninsula markets for some time, because we believe that the families and business owners in those markets will value the way we approach business and the way we get involved in the community,” stated Bill Foster, Village Bank Chief Executive Officer. “Through our retail and commercial team members, we will offer our Williamsburg clients a full suite of online and mobile banking services as well as free ATM usage at any bank’s ATM. Residential mortgages will also be offered through Village Bank Mortgage.”

Bill Carr added, “I am thrilled to be associated with such a quality financial institution as Village Bank. There are only a couple of bankers for whom I would come out of retirement. Bill Foster, whom I worked with for 10+ years at SunTrust, is one of those bankers. Village Bank’s brand and reputation for true community banking is already resonating with the Greater Williamsburg community. Our local team is fantastic with over 110 years of experience.”

A Village Bank Advisory Board with over 20 local business and community leaders has been formed. Channing M. Hall, III, Chairman of the Greater Williamsburg Area Advisory Board, stated, "I am pleased to help bring Village Bank to the Greater Williamsburg Area. Village Bank is a first-class institution, run by first-class folks, who ‘do things the right way.' I know the local community will find our staff friendly, our service sterling, and our banking arrangements favorable."

Rounding out Village’s local team are Linnie Green, Branch Manager, with 18 years of retail banking experience, Paula Dazley, lifelong Williamsburg resident, with 21 years of banking experience, Ernestine Sledd with several years of banking experience and William Phillips, Eastern Virginia Area Manager for Village Bank Mortgage.

The branch will open on October 23 2017 and is located at 5372 Discovery Park Boulevard in New Town. Branch hours are Monday through Wednesday from 9am to 5pm and Thursday and Friday from 9am to 6pm.

Village Bank has been serving the Greater Richmond area since 1999 and currently operates nine branch locations. The Bank is known for its exceptional customer service and its branch promise, “You’re a Neighbor, Not a Number”. In addition to providing personal and business deposit and lending solutions, the Bank operates a full service residential mortgage division, Village Bank Mortgage.

Attached: photograph of Michael D. Maddocks (left) and William “Bill” Carr (right)